UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 10/A

(Date of First Amendment: August ____, 2017)

Date of Filing: June 20, 2017

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ATI NATIONWIDE HOLDING CORP.
(Exact name of registrant as specified in its charter)

Florida	65-1146582
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

c/o Alton Perkins
4700 Homewood Court, Suite 100, Raleigh, North Carolina	27609

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 406-2713

Send all correspondence to:

Alton Perkins
4700 Homewood Court

Suite 100

Raleigh, North Carolina 27609

Telephone/Facsimile: (888) 406-2713
Email: ap@atinationwide.com

Copies to:

Anthony R. Paesano

Paesano Akkashian Apkarian, P.C.

7457 Franklin Road

Suite 200

Bloomfield Hills, Michigan 48301

Telephone: (248) 792-6886

Email: apaesano@paalawfirm.com

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered	Name of Exchange on which each class is to be registered

Common Stock, $.001	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, referenced in this registration statement to “ATI Nationwide” or the “Company,” or pronouns such as, “we,” “our” or “us” refers to ATI Nationwide Holding Corp. Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

 FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this registration statement on Form 10 contains forward-looking statements. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements may contain the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, and are subject to numerous known and unknown risks and uncertainties. Additionally, statements relating to implementation of business strategy, future financial performance, acquisition strategies, capital raising transactions, performance of contractual obligations, and similar statements may contain forward-looking statements. In evaluating such statements, prospective investors and shareholders should carefully review various risks and uncertainties identified in this Report, including the matters set forth under the captions “Risk Factors” and in the Company’s other Commission filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements. The Company disclaims any obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

Although forward-looking statements in this registration statement on Form 10 reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors Related to Our Business” below, as well as those discussed elsewhere in this Form 10. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Form 10. We file reports with the Commission. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room, 100 F. Street, NE, Washington, D.C. 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, including us.

We disclaim any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this registration statement on Form 10, except as required by applicable law. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this Form 10, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

Item 1. Description of Business.

(a) General Development of Business

ATI Nationwide Holding Corp., defined herein as the “Company,” the “Issuer” or “we,” is a holding company whose purpose is to develop into financial business opportunities in the form of microfinancing ventures or full-fledged national savings and loan operations in Ghana and elsewhere internationally.

From a historical perspective, the Company was originally incorporated in the State of Florida on September 24, 2001. Initially founded as a corporation to conduct “any and all lawful business,” its original articles of incorporation granted authority to issue 20,000,000 shares of $0.001 par value capital common stock and 2,000,000 shares of 0.001 par value “preferred” stock. The Company did not issue any shares of stock immediately after its inception. Steven L. Priskie was appointed as the Company’s first director. James C. Vernon was then appointed as a second director in 2004.

In 2008, the Company increased its common stock from 20,000,000 shares to 100,000,000 shares. Thereafter the Company did not file its annual reports for three years. The Company was reinstated in 2011 as a result of a merger. Joseph Passalaqua was appointed as the Company’s Chief Executive Officer. James C. Vernon and Steven L. Priskie were removed as directors, and thereafter Mr. Passalaqua served as the sole director and officer. As a result of the merger, Mr. Passalaqua owned 30,000,000 shares of the Company’s common stock.

On February 5, 2014, the Company’s Board of Directors proposed a reverse stock split of all issued and outstanding shares of the Company’s common stock and preferred stock at an exchange ratio of 1 share to 320 shares. While the Company’s majority stockholders approved the reverse split on February 4, 2014, the reverse split was not approved by FINRA, and ultimately the Company cancelled and rescinded the reverse stock split on May 22, 2015.

On October 3, 2016, pursuant to its obligations under the Joint Venture Agreement, AmericaTowne purchased 30,000,000 shares of the Company’s common stock from Joseph Passalaqua for $100,000, and 35,000,000 shares of the Company’s common stock from Carson Holdings, LLC, a Nevada limited liability company and related party to Joseph Passalaqua (“Carson Holdings”) for $75,000. AmericaTowne used operating capital for the purchase. Joseph Passalaqua resigned as Chief Executive Officer and the Company’s sole director. Mr. Perkins was appointed as the Company’s sole director and officer on October 14, 2016. On the same day, the Company formally changed its name from EXA, Inc., to ATI Nationwide Holding Corp. The Company also increased its authorized common stock from 100,000,000 shares to 500,000,000 shares.

Our recent focus, as set forth below, has been in structuring the Company consistent with a July 5, 2016 Master Joint Venture and Operational Agreement (the “Joint Venture Agreement”) between our majority and controlling shareholder – AmericaTowne, Inc., a Delaware corporation (“AmericaTowne”), and a reporting company with the United States Securities and Exchange Commission (the “Commission”), and Nationwide Microfinance Limited, a Ghanaian corporation (“Nationwide”). The Joint Venture Agreement was disclosed on AmericaTowne’s Form 8-K dated July 14, 2016, and has been attached hereto as an exhibit. The Joint Venture Agreement was subsequently amended on December 19, 2016 (the “First Amendment”). The First Amendment was disclosed on AmericaTowne’s Form 8-K on December 23, 2016, and is also attached hereto as an exhibit. The summation of the Joint Venture Agreement and First Amendment follow, but the reader is encouraged to review the exhibits for more specific detail.

On October 3, 2016, pursuant to its obligations under the Joint Venture Agreement, AmericaTowne purchased 30,000,000 shares of the Company’s common stock from Mr. Passalaqua for $100,000, and 35,000,000 shares of the Company’s common stock from Carson Holdings, LLC, a Nevada limited liability company and related party to Mr. Passalaqua (“Carson Holdings”) for $75,000. AmericaTowne used operating capital for the purchase. Mr. Passalaqua resigned as Chief Executive Officer and the Company’s sole director. Mr. Perkins was appointed as the Company’s sole director and officer on October 14, 2016. On the same day, the Company formally changed its name from EXA, Inc., to ATI Nationwide Holding Corp. The Company also increased its authorized common stock from 100,000,000 shares to 500,000,000 shares. The Company’s fiscal year is December 31st.

Under the First Amendment, Mr. Perkins agreed to vote his controlling interest in AmericaTowne, and exercised his powers as our sole director and officer in issuing 80,000,000 shares of our common stock to Nationwide on December 30, 2016, which constitutes 36.6% of our issued and outstanding shares. In addition, on December 19, 2016, the Company had issued 20,000,000 shares of restricted common stock to AmericaTowne in furtherance of the Joint Venture Agreement. The issuance to Nationwide was conditioned upon Nationwide authorizing Mr. Edu-Quayson’s transfer of 1,020,000 shares of his common stock in Nationwide to the Company, which was referred to in the First Amendment as the “New Issuance”. The New Issuance and the issuance to AmericaTowne was ratified by the Board of Directors on February 9, 2017.

The New Issuance occurred on December 30, 2016 resulting in the Company holding title to 1,020,000 shares of common stock in Nationwide subject to those limitations or restrictions set forth below, which, when factoring in the original issuance to the Company by Nationwide of 500,000 shares to AmericaTowne, constitutes 76% of Nationwide’s issued and outstanding stock owned by AmericaTowne and the Company, and their beneficial owner, Mr. Perkins, with the balance owned by Mr. Edu-Quayson. In summation, of the 2,000,000 shares issued and outstanding in Nationwide, (a) the Company holds title to 1,020,000 shares subject to the restrictions set forth below, (b) AmericaTowne holds title to 500,000 shares, and (c) Mr. Edu-Quayson holds title to 480,000 shares.

The New Issuance is restricted or subject to certain conditions. For example, the Company has assigned its voting proxy on the New Issuance to Nationwide until the Company meets the projected financing benchmarks in Section 4 of the Joint Venture Agreement, or more specifically, a minimum of $8,500,000 and a maximum of $32,500,000. This proxy does not apply to any voting matter associated with the Company, just those voting matters associated with Nationwide. Upon meeting the funding benchmarks, or upon mutual agreement of the parties, the proxy shall terminate effective immediately resulting in the Company retaining all voting rights associated with the New Issuance. The voting proxy shall terminate immediately upon the Company’s equity interest in Nationwide being diluted below 51% of issued and outstanding shares in Nationwide, or in the event of the sale of all or substantially all of Nationwide’s assets to an unrelated third-party, i.e. the only limitation and restriction on the New Issuance is voting rights. The Company is precluded from collateralizing or encumbering the shares associated with the New Issuance, or in taking any action that might result in the assignment of third-party rights in the shares.

On December 19, 2016, in furtherance of the parties’ respective obligations under the Joint Venture Agreement, the Company issued 20,000,000 shares of restricted common stock to AmericaTowne, and on December 30, 2016, the Company entered into Employment Agreements with Mr. Perkins and Mr. Edu-Quayson resulting in the issuance of (a) 10,000,000 shares of common stock to Mr. Perkins’ assignee – the Alton & Xiang Mei Lin Perkins Family Trust (the “Perkins Trust”), and (b) 9,000,000 shares of common stock to Mr. Edu-Quayson.

As a result of these issuances, Mr. Perkins, as the Chairman of the Board, Chairman of the Operations and Ethics Subcommittee, and as Chief Executive Officer and President, and beneficial owner of AmericaTowne and control person of the Perkins Trust is the beneficial owner of 95,000,000 shares of the Company’s common stock, or 43.5% of the issued and outstanding shares of common stock in the Company. Mr. Edu-Quayson, as the Chairman of the Ghana Committee and beneficial owner of Nationwide, is the beneficial owner of 89,000,000 shares of common stock, or 40.7% of the issued and outstanding shares of common stock in the Company. As a result of these holdings, and the limited resources of the Company at this time, the Company anticipated that it will rely on continued support from AmericaTowne, Nationwide, and their respective affiliates, subsidiaries and shareholders. Our Bylaws were amended on February 9, 2017.

At this time, the Board of Directors, and two subcommittees – Operations and Ethics Subcommittee and the Ghana Committee (discussed below), are focused on (a) facilitating the filing of this registration statement on Form 10 with the Commission, (b) evaluating operational synergies between Nationwide and the Company in the Company offering similar microfinance products of Nationwide in the United States and potentially other locations through the Company, (c) supporting the development of a microfinance business assisting small businesses, entrepreneurs and individuals, (d) identifying trade and business opportunities in Ghana, and (d) exploring potential business combinations with other entities providing the same or similar products as Nationwide.

Pursuant to resolutions dated January 17, 2017, the Board of Directors appointed Mr. Perkins as Chairman of the Operations and Ethics Committee. Mr. Perkins is responsible for the day-to-day operations of the Company in the United States, and the Company’s capital raising and financing strategies. Mr. Edu-Quayson is the Chairman of the Ghana Committee. He is responsible for the day-to-day operations of the Company in Ghana and the development of the Company’s business goals and objectives in Ghana.

The Company has many different objectives and is open to exploring different areas of potential business. The Company is primarily focused on opportunities in the fields of microfinancing and related financial industries. Specifically, the Company aims to develop these opportunities in emerging markets, such as Ghana or other developing countries around the world. As with any business plan that is aspirational in nature, there is no assurance we will be able to accomplish all of our objectives or that we will be able to meet our financing needs to accomplish our objectives. We believe we are a “shell company,” as defined under Rule 12b-2 of the Exchange Act. Our CIK number is 0001591387, and we have selected December 31 as our fiscal year. The CUSIP number for our common stock is 00216B 105. Our Company-Related Action with the Financial Industry Regulatory Authority (“FINRA”) regarding our name change and request for new symbol on the OTC Market Place was recently approved, officially changing the Company’s name and symbol. The current symbol for the Company is “ATIN.”

We are currently evaluating a physical location for our operations. Our principal executive offices are located at 4700 Homewood Court, Suite 100 in Raleigh, North Carolina. We are registered as a foreign business entity in the State of North Carolina. We lease the office space from Yilaime Corporation, a Nevada corporation doing business in North Carolina, and a related party to the Company (“Yilaime”), as set forth below. Our Chairman of the Board, Chief Executive Officer and President – Alton Perkins, is the beneficial owner of the majority of our common stock through his beneficial ownership and control of AmericaTowne. AmericaTowne is a reporting company with the Commission. AmericaTowne is also the majority shareholder in ATI Modular. Mr. Perkins is the sole director and sole officer of ATI Modular. AmericaTowne and ATI Modular are distinct operations from our business, but there is the potential that these companies might, in the future, engage in related-party transactions in the interests of decreasing our expenses.

As of this registration statement, the Company has 218,322,069 shares of common stock issued and outstanding, and no shares of preferred stock. The Company has approximately 336 shareholders.

(b) Business of Issuer

As of the filing of this Registration Statement, we are in the second quarter of our fiscal year. The Company intends on relying on Nationwide and other businesses controlled by our sole director and officer, and beneficial owner of the majority shares of common stock in the Company – Mr. Perkins, in implementing its business plan, even though its ultimate objective is to operate independently of these companies. The business of the Company is set forth in section (a), above.

The Company, based on its proposed business activities, is a “blank check” company. The Commission defines those companies as “any development stage company that is issuing a penny stock, within the meaning of Section 3 (a)(51) of the Exchange Act of 1934, as amended, (the “Exchange Act”) and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies.”

Under Rule 12b-2 of the Exchange Act, the Company also qualifies as a “shell company,” because it has no or nominal assets (other than cash) and no or nominal operations. Many states have enacted statutes, rules and regulations limiting the sale of securities of “blank check” companies in their respective jurisdictions. Management intends to undertake efforts to cause a market to develop in our securities, either debt or equity, but this might not be possible until we successfully conclude a business combination. The Company intends to comply with the periodic reporting requirements of the Exchange Act for so long as we are subject to those requirements.

By way of this registration statement, the Company intends on being a reporting company whose securities may in the future qualify for trading in the United States secondary market such as the New York Stock Exchange (NYSE), NASDAQ, NYSE Amex Equities, formerly known as the American Stock Exchange (AMEX), and the OTC Market Place, and, as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The Company’s principal business objective for the next twelve (12) months and beyond such time will be to achieve long-term growth potential through a combination with a business or through short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. There is no assurance that following an acquisition we will be eligible to trade on a national securities exchange, or be quoted on the OTC Market Place.

We intend to either retain an equity interest in any private company we engage in a business combination or we may receive cash and/or a combination of cash and common stock from any private company we complete a business combination with. Our desire is that the value of such consideration paid to us would be beneficial economically to our shareholders though there is no assurance of that happening.

Employees

The Company currently has two full-time employees. The Company utilizes employees and resources from AmericaTowne and Nationwide.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

As a shell company, the Company and its shareholders are subject to certain consequences, challenges and risks. All of the presently outstanding shares of common stock are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. The Commission has adopted final rules amending Rule 144 which became effective on February 15, 2008. These final rules may be found at: www.sec.gov/rules/final/2007/33-8869.pdf.

Pursuant to the new Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405, ceases to be “shell company” and files Form 10 information with the Commission, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act.

Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or an Issuer that has at any time previously a reporting or non-reporting shell company as defined in Rule 405, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the Commission reflecting its status as an entity that is not a shell company.

At the present time, the Company is classified as a “shell company” as defined in Rule 12b-2 of the Exchange Act. As such, all restricted securities presently held by the affiliates or control persons of the Company may not be resold in reliance on Rule 144 until: (1) the Company files Form 10 information with the Commission when it ceases to be a “shell company”; (2) the Company has filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time the Company files the current Form 10 type information with the Commission reflecting its status as an entity that is not a shell company. There can be no assurance that we will ever meet these conditions and any purchases of our shares are subject to these restrictions on resale. A purchase of our shares may never be available for resale as we cannot be assured we will ever lose our shell company status.

Item 1A. Risk Factors.

As a smaller reporting company, we are not required to provide the information required by this item.

 Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The Company was organized consistent with the Joint Venture Agreement and First Amendment set forth in this registration statement, above. More specifically, at this time, the Board of Directors, and two subcommittees – Operations and Ethics Subcommittee and the Ghana Committee (discussed below), are focused on (a) facilitating the filing of this registration statement on Form 10 with the Commission, (b) evaluating operational synergies between Nationwide and the Company in the Company offering similar microfinance products of Nationwide in the United States and potentially other locations through the Company, (c) supporting the development of a microfinance business assisting small businesses, entrepreneurs and individuals, (d) identifying trade and business opportunities in Ghana, and (e) exploring potential business combinations with other entities providing the same or similar products as Nationwide.

Our principal business objective for the next twelve (12) months and beyond such time will be to achieve long-term growth potential through the further development of those objectives set forth above, or through a combination with a business rather than relying on short-term earnings. The Company will not restrict potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

The Company does not currently engage in any business activities that provide cash flow. The costs of furthering our business objectives, and/or in investigating and analyzing business combinations, maintaining the filing of Exchange Act reports, the investigation, analyzing, and consummation of an acquisition for an unlimited period of time will be paid without recompense from additional money contributed by AmericaTowne and/or Nationwide, or their respective affiliates, subsidiaries or control persons, or possibly another source. These financial contributions for operations might take the form of a loan, which will result in additional debt incurred by the Company.

Over the following twelve (12) months of operations, we anticipate incurring costs related to the filing of Exchange Act reports and in furthering our business objectives. We anticipate that these costs may be in the range of $10,000 to $20,000, and that we will be able to meet these costs as necessary, to be loaned to or invested in us by our stockholders, management or other investors. As of the filing of this Registration Statement, the Company has not received loans from its management or investors. However, it has received $38,871 in advances from related parties, specifically AmericaTowne. AmericaTowne will continue providing advances to the Company to cover operational costs while the Company develops its business operations.

The Company may consider a business which has recently commenced operations, is a developing company in need of additional funds for expansion into new products or markets, is seeking to develop a new product or service, or is an established business which may be experiencing financial or operating difficulties and is in need of additional capital. In the alternative, a business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital, but which desires to establish a public trading market for its shares, while avoiding, among other things, the time delays, significant expense, and loss of voting control which may occur in a public offering.

Our management has not had any preliminary contact or discussions with any representative of any other entity regarding a business combination with us. Any target business that is selected may be a financially unstable company or an entity in its early stages of development or growth, including entities without established records of sales or earnings. In that event, we will be subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, we may effect a business combination with an entity in an industry characterized by a high level of risk, and, although our management will endeavor to evaluate the risks inherent in a particular target business, there can be no assurance that we will properly ascertain or assess all significant risks.

Our management anticipates that it will likely be able to effect only one business combination, due primarily to our limited financing, and the dilution of interest for present and prospective stockholders, which is likely to occur as a result of our management’s plan to offer a controlling interest to a target business in order to achieve a tax-free reorganization. This lack of diversification should be considered a substantial risk in investing in us, because it will not permit us to offset potential losses from one venture against gains from another.

The Company anticipates that the selection of a business combination will be complex and extremely risky. Because of general economic conditions, rapid technological advances being made in some industries and shortages of available capital, our management believes that there are numerous firms seeking even the limited additional capital that we will have and/or the perceived benefits of becoming a publicly traded corporation. Such perceived benefits of becoming a publicly traded corporation include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing incentive stock options or similar benefits to key employees, and offering greater flexibility in structuring acquisitions, joint ventures and the like through the issuance of stock. Potentially available business combinations may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

Results of Operations for the Six Months Ended June 30, 2017 and 2017

Our operating results for the three months ended June 30, 2017 and 2016 are summarized as follows:

	Six Months Ended
	June 30, 2017	June 30, 2016
Revenue	$-	$2,607
Cost of Revenues	$-	$-
Operating Expense	$39,685	$10,002

Net Income (Loss)	$(39,685)	$(10,603)

Revenues

During the second quarter of 2017, the Company generated revenue of $0 in revenue compared to $2,607 in 2016. We can make no assurances that we will find commercial success in any of our revenue generating contracts or endeavors. Our revenues, thus far, rely entirely on related parties. We are a new company and thus have very limited experience in sales expectations and forecasting. We also have not fully discovered any seasonality to our business as we began operations in the third quarter of 2016.

Operating Expenses

Our expenses for the six months ended June 30, 2017 and 2016 are outlined in the table below:

	Six Months Ended
	June 30, 2017	June 30, 2016
General and Administrative	$15,045	$9,002
Professional Fees	$24,640	$1,000

Total Operating Expenses	$39,685	$10,002

Our operating expenses are largely attributable to administrative and professional expenses related to our reporting requirements as a public company and implementation of our business plan. This includes the retention of attorneys, accountants, and auditors associated with our reporting obligations under the Securities Exchange Act.

Net Income

As a result of our operations, the Company reported net loss of $39,685 for the second quarter of 2017.

 Liquidity and Capital Resources

Working Capital

	June 30, 2017	December 31, 2016
Current Assets	$197	$1,010
Current Liabilities	$83,710	$44,839

Working Capital (Deficit)	$83,513	$43,829

As of June 30, 2017, the Company had assets of $197 and liabilities in the amount of $83,710. The decrease in assets and increase in liabilities in the six months ended June 3, 2017 as compared to the year ended December 31, 2016 is primarily due to the increased costs of preparing the Company-Related action with FINRA and the preparation of this Registration Statement, as well as implementing our business plan. Based on our current financial standing, we anticipate being able to fund our operations at the absolute minimum level for twelve (12) months, though this may rely on advances from related parties.

Cash Flow

	Six Months Ended
	June 30, 2017	June 30, 2016
Net Cash Used In Operating Activities	$39,685	$2,624
Net Cash Provided by Financing Activities	$38,871	$1,000

Increase (Decrease) in Cash	$(813)	$(1,624)

Cash Used in Operating Activities

Increase in net loss were is main contributing factor for the increase in the cash used in operating activities for the six months ended June 30, 2017.

Cash Provided by Financing Activities

We received $38,871 and $1,000 from advances from related parties to cover operational costs in the six months ended June 30, 2017 and 2016, respectively.

Results of Operations through December 31, 2016

In fiscal year 2016, the Company achieved $3,438 in revenue. We can make no assurances that we will find commercial success in any of our products. We are implementing a new business plan and have very limited experience in sales expectations and forecasting in this area. We also have not fully discovered any seasonality to our business as we end operations for the fourth quarter of 2016. Entering the first quarter of the next fiscal year, we intend on relying on AmericaTowne and Nationwide, and their respective affiliates, subsidiaries and beneficial owners for operational support. If we cannot achieve independent commercial success, we may need to continue to rely on these entities. If either company at any time decides to alter or change materially our arrangement, we could experience a material adverse effect on the Company. Additionally, the results of operations are based upon a limited view since the controlling interest was acquired and a new business plan implemented.

Our operating results through December 31, 2016 are summarized as follows:

	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Revenues	$3,438	$6,260
Operating Expenses	$55,418	$13,951
Net Loss from Operation	$51,981	$7,691
Other Expenses	$4,070	$3,658
Net Loss	$56,051	$11,349

During fiscal year 2016, the Company had revenues of $3,438, compared to 2015 sales of $6,260. The decrease in revenue in fiscal year 2016 as compared to 2015 was due to the Company’s termination of revenue sources. Specifically, prior to the Company’s recent organization under the Joint Venture Agreement, discussed herein, the Company generated revenue by providing local telephone services. These revenues were minimal. In preparation implementing a new business plan, the Company terminated these unrelated revenue sources in order to focus on development of a national savings and loan operation, and potentially other, related business ventures, in Ghana and elsewhere internationally. We can make no assurances that we will find commercial success in the future. We are implementing a new business plan and thus have very limited experience in sales expectations and forecasting. We also have not fully discovered any seasonality to our business as we began operations in the first quarter of 2017.

 Operating Expenses

Our expenses for the period through December 31, 2016 are outlined in the table below:

	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
General and administrative	$18,494	$11,951
Professional fees	$36,925	$2,000
Total operating expenses	$55,418	$13,951

Our operating expenses are largely attributable to office, rent; stock compensation fee and professional fees incurred implementing our business plan, including processing the Company’s FINRA corporate action and preparing this Form 10, as well as additional auditing and legal fees associated with the association of Nationwide. Compared to 2015, our operating expenses increased $41,467. The increase is due to implementing our new business model and the aforementioned legal and auditing fees associated therewith.

Net Loss

As a result of our operations, for 2016, the Company reported net loss after provision for income tax of $56,051. In 2015 our net loss was $11,349. This decrease in net loss is due to starting to implement our business plan and incurring additional fees associated therewith.

Liquidity and Capital Resources

Working Capital

	December 31, 2016	December 31, 2015
Current Assets	$1,010	$4,025
Current Liabilities	$44,839	$94,373
Working Capital (Deficit)	$(43,829)	$(90,348)

We have a working deficit of $43,829 on December 31, 2016. Compared to December 31, 2015, our working capital deficit was $90,348. The decrease is due to conversion of notes payable, as well as taking initial steps to implement our business plan.

 Cash Flow

	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
Net cash provided by (used by) operating activities	$(49,354)	$(1,505)
Cash used in investing activities	$—	$—
Cash provided by financing activities	$46,339	$2,000
Increase (Decrease) in cash	$(3,015)	$495

Cash Used in Operating Activities

The Company used $49,349 in operating activities, as compared to $1,505 in December 31, 2015. This increase in cash used in operating activities is due to higher net loss.

Cash Provided by Financing Activities

We received $46,339 in cash as a result of financing activities as of December 31, 2016, as compared to $2,000 in December 31, 2015.

As of this filing, the Company has a sufficient amount of cash to operate its business at the current level for the next twelve months, but insufficient cash to achieve our business goals and initiatives set forth above.

The success of our business plan beyond the next twelve months is contingent upon us growing our business, keeping costs down, increasing revenue and obtaining additional equity and/or debt financing, or engaging in a business combination. We intend to fund operations through our pro-active efforts to monitor receivables, and debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There is no assurance that such additional financing will be available to us on acceptable terms, or at all or that our receivable plan will be effective in the future.

Plan of Operation and Cash Requirements

The Company anticipates that its expenses over the next twelve months will be approximately $950,000 as described in the table below. These estimates may change significantly depending on the nature of our business activities and our ability to raise capital from our shareholders or other sources.

Description	Potential Completion Date	Estimated Expenses ($)
Salaries	12 months	100,000
Utility expenses	12 months	50,000
Investor relations costs	12 months	100,000
Marketing expenses	12 months	350,000
Professional fees	12 months	150,000
Other administrative expenses	12 months	200,000
Total		950,000

Our other administrative expenses for the year will consist primarily of transfer agent fees, bank and interest charges and general office expenses. The professional fees are related to our regulatory filings throughout the year and include legal, accounting and auditing fees.

Within the next twelve (12) months, the Company does not anticipate providing any cash salaries to employees, directors, officers, or other individuals providing services on behalf of the Company. This is due to the Company’s interest in conserving resources for the implementation of its business plan. Where warranted, stock may be issued as compensation, however the Company has no present plans to issue stock as compensation at this time.

Based on our planned expenditures, we will require approximately $950,000 to proceed with our business plan over the next twelve months. If we secure less than the full amount of financing that we require, we will not be able to carry out our complete business plan and we will be forced to proceed with a scaled back business plan based on our available financial resources.

We intend using funds to implement investor relations and marketing campaigns. This includes raising awareness of the Company’s new business plan, issuing regular press releases, and advertising and marketing its Company’s services in its target locations. These costs are estimates and may be higher or lower than projected.

We intend to raise the balance of our cash requirements for the next twelve months from private placements, shareholder loans or possibly a registered public offering (either self-underwritten or through a broker-dealer). If we are unsuccessful in raising enough money through such efforts, we may review other financing possibilities such as bank loans. At this time we do not have a commitment from any third-party to provide us with financing. There is no assurance that any financing will be available to us or if available, on terms that will be acceptable to us.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations, as we do not have sufficient tangible assets to secure any such financing. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. At the close of 2016, we are considering financing arrangements for our common stock. However, the arrangements are not final and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to finance our operations. In the absence of such financing, we may be forced to abandon our business plan.

Quantitative and Qualitative Disclosures About Market Risk.

We have not utilized any derivative financial instruments such as futures contracts, options and swaps, forward foreign exchange contracts or interest rate swaps and futures. We believe that adequate controls are in place to monitor any hedging activities. We do not have any borrowings and, consequently, we are not affected by changes in market interest rates. We do not currently have any sales or own assets and operate facilities in countries outside the United States and, consequently, we are not effected by foreign currency fluctuations or exchange rate changes.  Overall, at this time, we believe that our exposure to interest rate risk and foreign currency exchange rate changes is not material to our financial condition or results of operations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Item 3. Properties.

We currently do not own any properties. We rent office space and equipment from AmericaTowne, and its related-party, Yilaime for $2,500.00 per month. The Company currently has no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock as a group as of December 31, 2016. There are not any pending arrangements that may cause a change in control. The information presented below has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose.

A person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

Name and Address(1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)

Alton Perkins(3)	95,000,000(4)	43.5%
Joseph Edu-Quayson(5)	89,000,000(6)	40.7%
Total Officers and Directors	184,000,000	84.3%
_________________
(1)	The address for the person named in the table above is c/o the Company.

(2)	Based on 218,322,069 shares outstanding as of the most recent practicable date.

(3)	Alton Perkins is the Chairman of the Board, Chairman of the Operations and Ethics Committee, Chief Executive Officer, Chief Financial Officer and Secretary.

(4)	Through AmericaTowne and Perkins Trust

(5)	Chairman of the Ghana Committee

(6)	Individually and through Nationwide

This table is based upon information derived from our stock records. We believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Item 5. Directors and Executive Officers.

(a)  Identification of Directors and Executive Officers.

Our officers and directors and additional information concerning them are as follows:

Name	Age	Position(s)

Alton Perkins	65	Chairman of the Board, Chairman of the Operations and Ethics Committee, Chief Executive Officer, Chief Financial Officer and Secretary
Joseph Edu-Quayson	43	Chairman of the Ghana Committee

Alton Perkins – Chairman of the Board, Chairman of the Operations and Ethics Committee, Chief Executive Officer, Chief Financial Officer and Secretary.

Mr. Perkins has been the Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Secretary of the Company since the change in control event on October 3, 2016. Mr. Perkins serves in these same capacities for AmericaTowne, ATI Modular and Yilaime, and is the control person of two closely-held corporations – Yilaime Corporation of NC, a North Carolina corporation (“Yilaime NC”) and AXP Holding Corporation, a Nevada corporation and Interest Charge - Domestic International Sales Corporation, or “IC-DISC” (“AXP Holdings”). Mr. Perkins is a former decorated Air Force Officer and Missile Launch Officer with 22 years of military service, who graduated from the University of Southern Illinois with a B.S. in Business Administration and a M.B.A. from the University of North Dakota. Between 1988 and 1997, he held CEO positions with start-up companies in the jet fuels, defense contracting, construction, business consulting and development, and real estate industries. Between 1997 and 2009, Mr. Perkins served as the CEO and Chief Technology Officer for internet, childcare operations, media, and realty development companies. From 2009 to the present, Mr. Perkins has served as Chairman of Yilaime and its related entities – AmericaTowne, Yilaime NC and AXP Holding. Mr. Perkins has expertise in conducting business in China. Living and working in China studying Chinese consumer habits, working with Chinese entrepreneurs and government agencies, he developed the AmericaTowne and AmericaStreet concepts.

Mr. Perkins lived in China between September 1, 2010 and April 28, 2012. He worked for the Yilaime Foreign Invested Partnership in Hengshui, China between September 19, 2010 and December 30, 2012. In addition to serving as Co-Chair of Yilaime Foreign Invested Partnership in China, an entity focused on real estate development, he served as a chief consultant to a major Chinese chemical company responsible for funding and technology transfer, and coordinated business with USA based auditors, DOW Chemical and USA Exim Bank.

Mr. Perkins is subject to a Desist and Refrain Order dated March 21, 2008 (the “Order”) issued by the State of California’s Business, Transportation and Housing Agency, Department of Corporations (the “Department”). In 2003, Mr. Perkins had been the Chief Executive Officer of Sunburst Holding Corporation (“Sunburst”). The Department alleged that in May of 2003, Sunburst and Mr. Perkins offered and sold securities through general solicitation to finance art-related activities. The Department alleged that Sunburst and Mr. Perkins omitted material facts, and more specifically, that Mr. Perkins had pled no contest to felony counts related to an indictment for fraudulent misappropriation of funds in a fiduciary capacity in Maryland, and had received a five-year suspended sentence.

The Department was of the opinion that investments offered and sold by Sunburst and Mr. Perkins constituted securities, which were subject to qualification under the California law, and that the securities were offered without being qualified, and were not exempt, in violation of California law. The Department ordered Sunburst and Mr. Perkins to desist and refrain from the further offer or sale of securities in California unless and until qualification has been made under the law or unless exempt. The Department also ordered that Sunburst and Mr. Perkins to desist and refrain from offering or selling or buying or offering to buy securities in California, including but not limited to stock, by means of any written or oral communication which includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading (discussed below). Mr. Perkins did not agree with the proposed order and filed a complaint with the Department. Mr. Perkins complaint was based on the fact that the shares in question were subject to a Registration statement filed by Sunburst and the shares were not required to be qualified and or authorized by the State of California since the shares had been appropriately registered with the SEC.

Mr. Perkins has been in compliance with the Order since issuance. The Order is not related in any manner with respect to the Company or its related parties. To the extent the Order was entered (i.e. only copy available for inspection by management is an unsigned version), there is no restriction on Mr. Perkins from engaging in an offering in California provided he complies with the appropriate disclosures and laws. The Company is not aware of any similar orders in any other jurisdiction.

The Company further discloses that the aforementioned Order references the failure of Mr. Perkins to disclose his eleven (11) pleas of nolo contendere in the Circuit Court for Prince George’s County, Maryland, for fraudulent misappropriation by a fiduciary in connection with a real estate transaction unrelated to the Company or its subsidiaries. On or about March 10, 2000, Mr. Perkins had been arraigned on eleven counts of fraudulent misappropriation by a fiduciary. The alleged misappropriation occurred on or about November 24, 1999 (i.e. the date set by the Court as the offense date). Mr. Perkins pled nolo contendere on August 31, 2000 without any admission or finding of guilt. Mr. Perkins was and had been given a five-year suspended sentence, which has since expired. Mr. Perkins disclosed to the Company that he had subsequently obtained a judgment out of the Superior Court of Mecklenburg County in North Carolina in the amount of $125,000 against an individual who defamed him and published false comments related to his nolo contendere plea. The company further discloses that the state of Virginia Division of Securities conducted an investigation into the matter. After careful review of the matter and applicable law, they concluded that no action was warranted and stated that the matter is closed.

Joseph Edu-Quayson – Chairman of the Ghana Committee.

Mr. Edu-Quayson is the Chairman of the Ghana Committee, which is a committee to the Board of Directors. Mr. Edu-Quayson is also the Executive Director of Nationwide. He is an experienced Financial Analyst with an expertise in the money markets and micro credit. He has worked extensively in high level positions with various organizations both home and abroad over the past 14 years.

Mr. Edu-Quayson worked as an Accountant at Edward Consulting Ltd (UK) where he was responsible for the preparation of final accounts and statutory returns to Companies House and Inland Revenue, preparation of monthly management accounts for internal decision making, preparation of business plans for private enterprises and limited liability companies, working closely with most financial institutions in the UK for clients services and approval of financial requests from clients and corporate bodies, providing consultative meeting with clients, preparation of annual budgets etc.

He was the Finance Manager for Consolidated African Finance (UK) from 2005 to 2008, where he was responsible for the preparation of collateral management agreement with international lenders for trade “underlying” and derivatives in the commodity market, controlling currency risk and mitigating financial risks on businesses, developing new business opportunities and ensuring sustained business growth.

Mr. Edu-Quayson also had a successful career with First Capital Plus Saving and Loans Company as Head of Finance and Accounts. He was instrumental in raising capital to support the private sector in Africa through JP Morgan Chase London during his period with First Capital Plus Saving and Loans Company. He has been the Executive Director for Nationwide Microfinance Limited from 2010 to the present. As Executive Director, Mr. Edu-Quayson has nurtured the growth of Nationwide from inception to its current status as one of the leading Microfinance Companies in Ghana. He is an active member of the Chartered Institute of Management Accountants (CIMA) UK.

(b) Significant Employees. None

(c) Family Relationships. Mr. Perkins’ wife, Xiang Mei Lin Perkins, is a beneficiary under the Perkins Trust.

(d) Involvement in Certain Legal Proceedings.

  Except as otherwise disclosed, no officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

(e) The Board of Directors has two committees – the Operations and Ethics Committee and the Ghana Committee. The Operations and Ethics Committee is not an independent Audit Committee and the Board has no separate committees dedicated to independent audit oversight. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

(f) Code of Ethics. We do not currently have a code of ethics.

Prior Blank Check Company Experience

Mr. Perkins is the only member of management who has served as an officer or director of a prior blank check company.

Name	Filing Date Registration Statement	Operating Status	SEC File Number	Pending Business Combinations	Additional Information

AmericaTowne, Inc.	May 12, 2015	Effective November 5, 2015	000-55206	None	None
ATI Modular Technology Corp.	September 30, 2016	Shell Company	000-55699	None	None

 Mr. Perkin’s beneficial ownership in AmericaTowne and ATI Modular is set forth in this Registration Statement. AmericaTowne, formerly known as Alpine 5, Inc., filed its Form 10-12G/A on June 13, 2014. AmericaTowne ceased to be a blank check company on March 3, 2015 upon the Commission having no further comment on AmericaTowne’s disclosures on Form 8-K, Item 5.06 (Change in Shell Status). AmericaTowne is publicly reporting with the Commission. AmericaTowne is engaged in exporting and consulting in the exporting of American made goods, products and services to China and Africa through strategic relationships in China and in the United States.

AmericaTowne’s aim is to provide upper and middle-income consumers in China with “Made In The USA” goods and services allowing customers to experience the United States culture and lifestyle. In order to facilitate these objectives, AmericaTowne plans on creating a 50-plus acre plot consisting of small businesses, hotel, villas, senior care facilities, a theme park and performing arts center – all located on specific acreage in China depicting American lifestyle and the American experience. This is commonly referred to by AmericaTowne as the “AmericaTowne Community” concept.

The development of the AmericaTowne Community is aspirational in nature. There are barriers to entry that make it difficult for entrants into the industry including, but not limited, to the socio-political environment in China. Although the Company provides different types of services and intends on providing a variety of products through its contractual relationships, the key notable competitors are China HGS Real Estate Inc. (HGSH) and China Housing & Land Development, Inc. (CHLN), and Xinyuan Real Estate Co., Ltd (XIN), and IFM Investments Limited (CTC). As AmericaTowne develops its business model further, it expects additional competitors to service and the competitive picture to become clearer.

AmericaTowne is the majority and controlling shareholder of ATI Modular. ATI Modular is formerly known as “Global Recycle Energy, Inc.” ATI Modular is listed on the OTC Market Place; Pink as “ATMO.” ATI Modular’s Company-Related Action was recently approved by FINRA, officially changing the name of ATI Modular, as well as changing the symbol from GREI to ATMO. ATI Modular is an operating company engaged in the development and the exporting of modular energy efficient technology and processes that allow government and private enterprises in China to use US-based methods for creating modular spaces, facilities, and properties.

ATI Modular was originally incorporated on January 2, 1969 as United Gold & Silver Co. (“UGS”). On February 17, 1971, UGS merged with Lucky Irish Silver, Inc., a Montana corporation, and Deep Creek Mines, Inc., a Washington corporation, in which the surviving entity’s name remained USG. On November 29, 1999, USG merged with Auto America, Inc., (“Auto America”), a Delaware corporation, through the filing of Articles of Merger resulting in the surviving entity changing its name from USG to Auto America. From 2002 to 2007, the State of Washington automatically filed numerous Certificates of Administrative Dissolutions for Auto America for failure to file annual reports. On May 14, 2007, Auto America filed its final Application of Reinstatement resulting in restoring the Company to good standing. Also, on May 14, 2007, Auto America filed Amended Articles of Incorporation changing its name to Charter Equities, Inc. (“Charter Equities”). Charter Equities converted to an Arizona corporation on January 23, 2008. Shortly thereafter, ATI Modular converted to Nevada corporation and changed its name to Global Recycle Energy, Inc. ATI Modular amended our articles of incorporation on June 27, 2016, changing its name to ATI Modular Technology Corp.

Item 6. Executive Compensation.

On December 31, 2016, the Company entered into an Employment Agreement with Mr. Perkins to serve as the Company’s Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Secretary, and a similar agreement with Mr. Edu-Quayson to serve as the Chairman of the Ghana Committee (the “Employment Agreements”). The term of the Employment Agreements is five years with successive one-year option terms. In consideration their services under the Employment Agreement, the Company issued 10,000,000 shares of restricted common stock to Mr. Perkin’s designee – the Perkins Trust, which is allowed for under Section 3.2 of the Employment Agreement, and 9,000,000 shares of restricted common stock to Mr. Edu-Quayson.

The stock issuances are subject to certain lock-up provisions in the Employment Agreements, which are more thoroughly set forth in the enclosed exhibits. Until the Company acquires additional capital, it is not anticipated that Mr. Perkins, Mr. Edu-Quayson, or any future officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company.

In addition to this issuance, the Company agreed to issue Mr. Perkins, or his authorized designee, an option to purchase up to 10,000,000 shares of common stock of the Company per year at any time prior to the conclusion of the first year of the Employment Agreement, i.e. prior to 365 days after execution of the Employment Agreement, at a price of $.005 per share, and annually thereafter for a total of 5 consecutive years. The shares purchased under this option are subject to all rights and lock-up restrictions set forth in the Employment Agreement. Similarly, the Company agreed to an option for Mr. Edu-Quayson to purchase up to 1,000,000 shares of common stock at a price of $.05 per share of the closing price of the Company’s stock quoted on a major exchange one business day before purchase, and annually thereafter for a total of 5 consecutive years.

Mr. Perkins, who is also a director, officer and control person of AmericaTowne and ATI Modular, intends to devote approximately twenty-five (25) hours per week to the operations of the Company. This is merely an estimate and Mr. Perkins may spend more or less time operating the Company depending on the implementation of the Company’s business plan. Other than as set forth above, the Company has no stock option, retirement, pension, or profit sharing programs for the benefit of directors, officers or other employees, but our sole officer and director may recommend adoption of one or more such programs in the future. The Company does not have a standing compensation committee or a committee performing similar functions, though it may adopt a standing compensation committee in the future, should directors and officers begin receiving regular cash salaries or other cash-based compensation.

Compensation paid to executives and directors are detailed in the following tables. However, while Messrs. Perkins and Edu-Quayson have signed employment agreements and we expect to compensate them with restricted common stock and options to purchase stock, the transaction is not fully completed. Until the Company receives proper documentation that completes the action, we have yet to expense the shares. Until the action is completed pursuant to the Joint Venture agreement, we reflect that the action is pending.

Summary Compensation Table

Name and Principle Position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Alton Perkins (CEO, CFO, Secretary, and Chairman of the Board of Directors)	2016	$-	$-	$-	$-	$-	$-	$-

Joseph Edu-Quayson	2016	$-	$-	$-	$-	$-	$-	$-

Outstanding Equity Awards at Fiscal Year-End

Name	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Alton Perkins	10,000,000	40,000,000.005			12/31/2021
Joseph Edu-Quayson	1,000,000	4,000,000.05			12/31/2021

Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Alton Perkins	$-	$-	$-	$-	$-	$-	$-
Joseph Edu-Quayson	$-	$-	$-	$-	$-	$-	$-

Item 7. Certain Relationships and Related Transactions, and Director Independence.

The Company has not entered into, nor does it have plans to enter into, any related party transaction in excess of $120,000 since the beginning of its last year, i.e. since December 31, 2016. In fiscal years 2015 and 2014 the Company entered into several related party transactions, however none of those exceeded $120,000. Details regarding those related party transactions can be found in Note 4 to the Financial Statements and is incorporated by reference herein. We do not have a policy or procedures in place for the review, approval or ratification of any related-party transaction, other than, written consent in lieu of the meeting of the Board of Directors or shareholders, as the case may be, for the given transaction. Our internal controls in the review, approval or ratification of related party transactions are not sufficient. The Company has no disclosures regarding promoters since none have been used over the past five years.

Mr. Perkins is involved in other business activities and may, in the future, become involved in other business opportunities. These other businesses might be vendors or service providers to the Company, e.g. AmericaTowne, ATI Modular, Yilaime, Yilaime NC and AXP Holding, or might take more of Mr. Perkins’ time in providing director and officer services to the Company. Furthermore, a conflict of interest might arise if Mr. Perkins’ other business activities coincide with an event of the Company. As a result, Mr. Perkins would have to evaluate and act on a conflict in selecting between the Company and his other business interests. The Company has not formulated a policy for resolution of any conflict of interest.

Similarly, Mr. Edu-Quayson is involved in other business activities and may, in the future, become involved in other business opportunities. These other businesses might be vendors or service providers to the Company, e.g. Nationwide, or might take more of Mr. Edu-Quayson’s time in providing director services to the Ghana Committee. Furthermore, a conflict of interest might arise if Mr. Edu-Quayson’s other business activities coincide with an event of the Company. As a result, Mr. Edu-Quayson would have to evaluate and act on a conflict in selecting between the Company and his other business interests. The Company has not formulated a policy for resolution of any conflict of interest.

We do not have director independence under Item 407(a) of Regulation S-K. Pursuant to Article IX, Section 9.01 of our Bylaws dated February 9, 2017:

No contract or transaction shall be void or voidable if such contract or transaction is between the Corporation and one or more of its Directors or Officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or Officers, are directors or officers, or have a financial interest, when such Director or Officer is present at or participates in the meeting of the Board, or the committee of the shareholders which authorizes the contract or transaction or his, her or their votes are counted for such purpose, if:

(a)  The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and are noted in the minutes of such meeting, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

(b)  The material facts as to his, her or their relationship or relationships or interest or interests and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(c)  The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the shareholders; or

(d) The fact of the common Directorship, office or financial interest is not disclosed or known to the Director or Officer at the time the transaction is brought before the Board of Directors of the Corporation for such action.

Such interested Directors may be counted when determining the presence of a quorum at the Board of Directors' or committee meeting authorizing the contract or transaction.

Item 8. Legal Proceedings.

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is no established public trading market for the Company’s common shares. Prior to October 14, 2016, the Company was incorporated as EXA, Inc. (“EXAI”). Mr. Perkins was appointed as the Company’s sole director and officer on October 14, 2016. On the same day, the Company formally changed its name from EXAI to ATI Nationwide Holding Corp. The Company also increased its authorized common stock from 100,000,000 shares to 500,000,000 shares, and amended its fiscal year to December 31st.

The Company’s Notice of Company-Related Action was approved by FINRA on June 6, 2017 changing the name of the Company and updating the symbol to ATIN. The range of high and low bid information for the Company’s common shares for each full quarterly period within the two most recent fiscal years, and any subsequent interim period for which financial statements are included, or as required under Article 3 of Regulation S-X, is as follows:

	07/01/15- 09/30/15	10/01/15- 12/31/15	01/01/16- 03/31/16	04/01/16- 06/30/16	07/01/16- 09/30/16	10/01/16- 12/31/16	01/01/17- 03/31/17	4/01/17-6/30/17
High	0.002	0.00	0.0031	0.0066	0.004	0.40	0.30	0.20
Low	0.002	0.00	0.0041	0.003	0.0027	0.00	0.05	0.02

As of June 9, 2017, the Company has 218,322,069 shares of common stock issued and outstanding, and no shares of preferred stock. The Company has approximately 336 shareholders. The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business. We have no securities authorized for issuance under any Equity Compensation Plans.

OTC has discontinued the display of the Company’s quotes. The Company is currently listed by FINRA as a Caveat Emptor security and public interest concern with the OTC. The potential reasons for this categorization are set forth at http://www.otcmarkets.com/stock/ATIN/quote, even though no specific reason has been stated by OTC.

Item 10. Recent Sales of Unregistered Securities.

Within the past three years, unless otherwise stated above to AmericaTowne and Nationwide on December 31, 2016, and the Perkins Trust and Mr. Edu-Quayson under the Employment Agreements, the Company has not issued any shares of unregistered securities. In these issuances, the Company relied on Section 4(2) of the Securities Act of 1933, as amended. We believe that Section 4(2) was available because neither of the issuances involved underwriters, underwriting discounts or commissions; restrictive legends had been placed on the certificates; no sales were made by general solicitation.

Item 11. Description of Registrant’s Securities to be Registered.

Common Stock

The Company has 500,000,000 shares of authorized common stock (CUSIP# 00216B 105), of which, as of the end of its fiscal year had 218,322,069 issued and outstanding. Of the amount of issued and outstanding, AmericaTowne owns a total of 85,000,000 shares as a result of the closing of the Stock Purchase Agreement with Carson Holdings and Mr. Passalaqua (65,000,000 shares) and closing of the Subscription Agreement on December 31, 2016 with the Company (20,000,000 shares). In addition, the Perkins Trust holds title to 10,000,000 shares as a result of the Employment Agreement between the Company and Mr. Perkins. Nationwide holds title to 80,000,000 shares as a result of the issuance on December 19, 2016 pursuant to the Joint Venture Agreement, and Mr. Edu-Quayson holds title to 9,000,000 shares as a result of the Employment Agreement with the Company.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors; are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid and non-assessable and are fully paid for and non-assessable.  As of the date of this prospectus, we have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position and our general economic condition.  It is our intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of our securities.

Preferred stock

The Company has 2,000,000 shares of preferred stock.  None of the Company’s preferred stock has been issued.

Anti-takeover provisions

There are no Florida anti-takeover provisions that may have the effect of delaying or preventing a change in control.

 Reports

We will be required to file reports with the SEC under section 15(d) of the Securities Act and the reports will be filed electronically.  The reports we will be required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock Transfer Agent

The Company’s Transfer Agent is Pacific Stock Transfer located at 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada, 89119 (telephone number (702) 361-3033).

(b) Debt Securities. None

(c) Other Securities to be Registered. None

Item 12. Indemnification of Directors and Officers.

Pursuant to Section 607.0850 of the Florida Business Corporation Act (the “Florida Corporation Act”), a corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Furthermore, under the Florida Corporation Act, a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section. Our Bylaws dated February 9, 2017 provide indemnification consistent with these provisions of the Florida Corporation Act. Furthermore, our Bylaws specifically state that they these indemnity provisions are, “…subject to any restrictions under the rules promulgated by the United States Securities and Exchange Commission (the “SEC”) regarding indemnification of directors and officers of public companies, and applicable insurance associated with such indemnification, and subject to any and all limitations under laws of the State of Florida, more specifically, Section 607.0850 of the Florida Business Corporation Act.”

The Board of Directors of the Company may conclude that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company to contractually indemnify its officers and directors, and to assume for itself liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its stockholders.

We believe that the inclusion of the indemnification provisions under our Bylaws are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may eventually be permitted under our Bylaws to directors, officers or persons controlling the Company pursuant to provisions of the State of Florida, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

 Item 13. Financial Statements and Supplementary Data.

We set forth below a list of our audited financial statements included in this Registration Statement on Form 10. The financial statements follow page 26 of this Registration Statement on Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements and related notes are included as part of this Registration Statement on Form 10 as indexed in the appendix on page F-1 through F-6.

(b) Exhibits.

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3.1	Articles of Incorporation	X
3.2	Amended Articles of Incorporation - Increase in Shares and Name Change	X
3.4	By-laws (Amended)	X
4.1	Specimen Stock Certificate	X
4.2	Stock Purchase Agreement (Passalaqua)	X
4.3	Stock Purchase Agreement (Carson)	X
4.4	Joint Venture Agreement (AmericaTowne and Nationwide)	X
4.5	First Amendment to Joint Venture Agreement (AmericaTowne and Nationwide)	X
10.1	Employment Agreement (Perkins)	X
10.2	Employment Agreement (Edu-Quayson)	X
10.3	Escrow Agreement	X
23.1	Consent of Independent Auditors	X

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 18, 2017		ATI NATIONWIDE HOLDING CORP

	By:	/s/ Alton Perkins
Alton Perkins, President, Secretary, and Treasurer

ATI NATIONWIDE HOLDING CORP.
F/K/A EXA, INC.
BALANCE SHEETS

	June 30,	December 31,
	2017	2016
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$197	$1,010
Total Current Assets	197	1,010

Total Assets	$197	$1,010

Liabilities and Stockholders' Equity

Current Liabilities
Due to related party	$83,710	$44,839
Total Current Liabilities	83,710	44,839

Total Liabilities	83,710	44,839

Commitments and Contingencies

Stockholders' Equity

Common stock, par value $0.001; 500,000,000 shares authorized; 218,175,486 and 199, 175,486 shares issued and outstanding	99,175	99,175
Common stock reserved	147	147
Additional paid in capital	432,253	432,253
Accumulated deficit	-615,089	-575,404
Total stockholders' equity	-83,514	-43,829
Total liabilities and stockholders' equity	$197	$1,010

See Notes to Financial Statements

ATI NATIONWIDE HOLDING CORP.
F/K/A EXA, INC.
STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Revenue	$ -	$ 1,235	$ -	$ 2,607

Operating Expenses
General and Administrative	7,545	7,899	15,045	9,002
Professional Fees	15,440	500	24,640	1,000
Total Operating Expenses	22,985	8,399	39,685	10,002

Net Loss from Operation	(22,985)	(7,164.00)	(39,685)	(7,395)

Other Expenses	-	2,296	-	3,208

Net Income (Loss) from Operation before Taxes	(22,985)	(9,460.00)	(39,685)	(10,603)

Provision for Income Taxes	-	-	-	-

Net Loss	$ (22,985)	$ (9,460)	$ (39,685)	$ (10,603)

Net Loss per Common Share-Basic and Diluted	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)

Weighted Average Number of Common
Shares Outstanding Basic and diluted	218,175,486	69,175,486	217,125,762	69,175,486

See Notes to Financial Statements

ATI NATIONWIDE HOLDING CORP.
F/K/A EXA, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended
	June 30
	2017	2016
Operating Activities
Net loss of the period	$ (39,685)	$ (10,603)
Change in assets and liabilities
Accounts receivable	-	-
Accounts payable and accrued liabilities	-	6,125
Interest payable	-	1,854
Net cash used in operating activities	(39,685)	(2,624)

Financing Activities
Advances from related party	38,871	1,000
Net cash provided by financing activities	38,871	1,000

Net increase (decrease) in cash and equivalents	(813)	(1,624)

Cash and equivalents at beginning of the period	1,010	4,025
Cash and equivalents at end of the period	$ 197	$ 2,401

Supplemental cash flow information:
Interest paid	$ -	$ -
Income taxes paid	$ -	$ -

See Notes to Financial Statements

Notes to Financial Statements

(Unaudited)

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

ATI Nationwide Holding Corp., defined above and herein as the “Company” or the “Issuer,” formerly EXA, Inc., was incorporated under the laws of the State of Florida on September 24, 2001. The Company is a holding company whose purpose is to develop into full-fledged national savings and loan operating in Ghana and elsewhere internationally. As with any business plan that is aspirational in nature, there is no assurance we will be able to accomplish all of our objective or that we will be able to meet our financing needs to accomplish our objectives.

On October 3, 2016, pursuant to its obligations under the Joint Venture Agreement, AmericaTowne purchased 30,000,000 shares of the Company’s common stock from Joseph Passalaqua for $100,000, and 35,000,000 shares of the Company’s common stock from Carson Holdings, LLC, a Nevada limited liability company and related party to Joseph Passalaqua (“Carson Holdings”) for $75,000. AmericaTowne used operating capital for the purchase. Joseph Passalaqua resigned as Chief Executive Officer and the Company’s sole director. Mr. Perkins was appointed as the Company’s sole director and officer on October 14, 2016. On the same day, the Company formally changed its name from EXA, Inc., to ATI Nationwide Holding Corp. The Company also increased its authorized common stock from 100,000,000 shares to 500,000,000 shares.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Interim Financial Statements

These interim unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. They do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company's audited financial statements and notes for the year ended December 31, 2016.

Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a fiscal year ending on December 31.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Financial Instruments

The carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable, accrued expenses, interest payable and short-term notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts' receivables are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollected amounts through a charge to earnings and a credit to an allowance for bad debts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for bad debts and a credit to accounts receivable.

Our bad debt policy is determined by the Company's periodic review of each account receivable for reasonable assurance of collection.

Factors considered are the exporter's financial condition, past payment history if any, any conversations with the exporter about the exporter's financial conditions and any other extenuating circumstances. Based upon the above factors the Company makes a determination whether the receivable are reasonable as of June 30, 2017, based upon our limited history, our allowance for bad debt is just above bad debt we anticipate will be written off for the year.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards ASC 740 Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company was established under the laws of the State of Delaware and is subject to U.S. federal income tax and Delaware state income tax. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Earnings per Share

In February 1997, the FASB issued ASC 260, “Earnings per Share,” which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. ASC 260 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of ASC 260 effective (inception).

Basic earnings or net loss per share amounts are computed by dividing the net income or loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

Impact of New Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flow.

Revenue Recognition

The Company's revenue recognition policies comply with FASB ASC Topic 605. The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company does not provide unconditional right of return, price protection or any other concessions to its customers.

NOTE 3. GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company is still in development stage and has not created sufficient revenue to cover any operating losses it may incur. The Company has incurred losses since inception resulting in an accumulated deficit of $615,089 as of June 30, 2017 that includes loss of $39,685 for the six months ended June 30, 2017. Management's plans include the raising of capital through the equity markets to fund future operations, seeking additional acquisitions, and generating of revenue through our business. However, there can be no assurances the Company will be successful in its efforts to secure additional equity financing and obtaining sufficient revenue producing contracts. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4. RELATED PARTIES TRANSACTIONS

At December 31, 2016 and 2015, the Company has an outstanding payable of $0 and $11,000 to Lyboltd-Daly, Inc. (the company controlled by Joseph Passalaqua, the Company’s former president). The payables are unsecured, non-interest bearing and have no fixed terms of repayment, and therefore are deemed payable on demand.

From 2011 to 2013, the Company entered into fourteen (14) Promissory Notes with Cobalt Blue, LLC (a company controlled by Joseph Passalaqua, the Company’s former president). On December 22, 2012, the Company entered into a Promissory Note with Joseph Passalaqua, personally. The above note payables are due on demand and carry 8% annual interest rate. On September 21, 2016, the principal and interest payable were converted to 30,000,000 shares of common stock. The related interest expenses are $0 and $1,824 for the six months ended June 30, 2017 and 2016, respectively.

At June 30, 2017 and December 31, 2016, the Company has an outstanding payable of $83,710 and $44,839 to Yilaime Corporation (a company controlled by Alton Perkins, the Company’s director). The payables are unsecured, non-interest bearing and have no fixed terms of repayment, and therefore are deemed payable on demand

The Company paid $15,000 rent expenses to Yilaime Corporation for the six months ended June 30, 2017.

NOTE 5. COMMON STOCK

The Company has 500,000,000, $0.001 par value shares of common stock authorized.

On December 30, 2016, the Company issued 80,000,000 shares to Nationwide Microfinance Limited (“Nationwide”) and 20,000,000 share to AmericaTowne Inc. in accordance with Joint Venture and Operational Agreement for exchange of Nationwide’s shares. On January 10, 2017, 19,000,000 shares were also issued for this Agreement. Since Nationwide’s shares were not issued on June 30, 2017, the transaction has not been completed and no related accounting entry was booked.

There were 146,583 shares in reserve account as of June 30, 2017 and December 31, 2016.

NOTE 6. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The cumulative tax effect at the expected rate of 34% of significant items comprising the net deferred tax amount is at June 30, 2017 and December 31, 2016 as follows:

	June 30, 2017		December 31, 2016

Deferred tax assets:
Net operating losses	$5,678		$19,057

Total deferred tax assets	13,493		19,057
Less: valuation allowance	(13,493)		(19,057)
Deferred tax assets, net	$-		$-
Reconciliation of Effective Income Tax Rate
	For the Six Months Ended June 30, 2017		For the Six Months Ended June 30, 2016

Statutory U.S. tax rate	34.00%		34.00%
Less: valuation allowance	(34.00%	)	(34.00%	)
Effective income tax rate	0%		0%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ATI Nationwide Holding Corp. (formerly EXA, Inc.)

We have audited the accompanying balance sheets of ATI Nationwide Holding Corp. as of December 31, 2016 and 2015, and the related statement of operations, stockholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 2016. ATI Nationwide Holding Corp.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ATI Nationwide Holding Corp. as of December 31, 2016 and 2015, and the results of operations and cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is still in development stage and has not created sufficient revenue to cover any operating losses it may incur. The Company has incurred accumulated deficit of $575,404 as of December 31, 2016 that includes loss of $56,051 for the year ended December 31, 2016. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Yichien Yeh, CPA
Yichien Yeh, CPA
Oakland Gardens, New York
June 5, 2017

ATI NATIONWIDE HOLDING CORP
Balance Sheet

	December 31,	December 31,
	2016	2015

Assets

Current assets
Cash and cash equivalents	$ 1,010	$ 4,025
Accounts receivable	$ -	$ 317
Total Current Assets	1,010	4,342

Total Assets	$ 1,010	$ 4,342

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable and accrued liabilities	$ -	$ 25,737
Due to related party	44,839	11,000
Interest payable	-	11,908
Notes payable-related parties	-	45,728
Total Current Liabilities	44,839	94,373

Total Liabilities	44,839	94,373

Commitments and Contingencies

Stockholders' Equity
Common stock, par value $0.001; 500,000,000 shares authorized;
199, 175,486 and 69,175,486 shares issued and outstanding	99,175	69,175
Common stock reserved	147	147
Additional paid in capital	432,253	360,000
Accumulated deficit	(575,404)	(519,353)
Total stockholders' equity	(43,829)	(90,031)
Total liabilities and stockholders' equity	$ 1,010	$ 4,342

See Notes to Financial Statements

ATI NATIONWIDE HOLDING CORP
Statement of Operations

	For the Years Ended
	December 31
	2016	2015

Revenue	$ 3,438	$ 6,260

Operating Expenses
General and Administrative	18,494	11,951
Professional Fees	36,925	2,000
Total Operating Expenses	55,418	13,951

Net Loss from Operation	(51,981)	(7,691)

Other Expenses	4,070	3,658

Net Income (Loss) from Operation before Taxes	(56,051)	(11,349)

Provision for Income Taxes	-	-

Net Loss	$ (56,051)	$ (11,349)

Net Loss per Common Share-Basic and Diluted	$ (0.00)	$ (0.00)

Weighted Average Number of Common
Shares Outstanding Basic and diluted	77,454,175	69,175,486

See Notes to Financial Statements

ATI NATIONWIDE HOLDING CORP

Statements of Changes in Stockholders' Equity (Deficit)

			Common	Additional
	Common Stock		Stock	Paid-In	Accmulated
	Shares	Amount	Reserved	Capital	Deficit	Total

Balance, December 31, 2014	69,175,486	$69,175	$147	$360,000	$(508,004)	$(78,682)

Net loss for the year ended December 31, 2015	-	-	-	-	(11,349)	(11,349)

Balance, December 31, 2015	69,175,486	$69,175	$147	$360,000	$(519,353)	$(90,031)

Shares issued for conversion of debts	30,000,000	30,000	-	42,822	-	72,822

Capital contribution	-	-	-	29,431	-	29,431

Net loss for the year ended December 31, 2016	-	-	-	-	(56,051)	(56,051)

Balance, December 31, 2016	99,175,486	$99,175	$147	$432,253	$(575,404)	$(43,829)

See Notes to Financial Statements

ATI NATIONWIDE HOLDING CORP
Statement of Cash Flows

	For the Years Ended
	December 31
	2016	2015
Operating Activities
Net loss of the period	$ (56,051)	$ (11,349)
Change in assets and liabilities
Accounts receivable	(118)	(277)
Accounts payable and accrued liabilities	4,129	6,464
Interest payable	2,686	3,658
Net cash used in operating activities	(49,354)	(1,505)

Financing Activities
Advances from related party	46,339	2,000
Net cash provided by financing activities	46,339	2,000

Net increase (decrease) in cash and equivalents	(3,015)	495

Cash and equivalents at beginning of the period	4,025	3,530
Cash and equivalents at end of the period	$ 1,010	$ 4,025

Supplemental cash flow information:
Interest paid	$ -	$ -
Income taxes paid	$ -	$ -

Supplemental Information of non-cash investing and financing activities:
Shares issuance for debt conversion	$ 72,822	$ -

See Notes to Financial Statements

Notes to Financial Statements

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

ATI Nationwide Holding Corp., defined above and herein as the “Company” or the “Issuer,” formerly EXA, Inc., was incorporated under the laws of the State of Florida on September 24, 2001. The Company is a holding company whose purpose is to develop into full-fledged national savings and loan operating in Ghana and elsewhere internationally. As with any business plan that is aspirational in nature, there is no assurance we will be able to accomplish all of our objective or that we will be able to meet our financing needs to accomplish our objectives.

On October 3, 2016, pursuant to its obligations under the Joint Venture Agreement, AmericaTowne purchased 30,000,000 shares of the Company’s common stock from Joseph Passalaqua for $100,000, and 35,000,000 shares of the Company’s common stock from Carson Holdings, LLC, a Nevada limited liability company and related party to Joseph Passalaqua (“Carson Holdings”) for $75,000. AmericaTowne used operating capital for the purchase. Joseph Passalaqua resigned as Chief Executive Officer and the Company’s sole director. Mr. Perkins was appointed as the Company’s sole director and officer on October 14, 2016. On the same day, the Company formally changed its name from EXA, Inc., to ATI Nationwide Holding Corp. The Company also increased its authorized common stock from 100,000,000 shares to 500,000,000 shares.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP”).

Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a fiscal year ending on December 31.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Financial Instruments

The carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable, accrued expenses, interest payable and short-term notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts' receivables are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollected amounts through a charge to earnings and a credit to an allowance for bad debts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for bad debts and a credit to accounts receivable.

Our bad debt policy is determined by the Company's periodic review of each account receivable for reasonable assurance of collection.

Factors considered are the exporter's financial condition, past payment history if any, any conversations with the exporter about the exporter's financial conditions and any other extenuating circumstances. Based upon the above factors the Company makes a determination whether the receivable are reasonable 2016 and 2015, based upon our limited history, our allowance for bad debt is just above bad debt we anticipate will be written off for the year.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards ASC 740 Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company was established under the laws of the State of Delaware and is subject to U.S. federal income tax and Delaware state income tax. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Earnings per Share

In February 1997, the FASB issued ASC 260, "Earnings per Share", which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. ASC 260 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of ASC 260 effective (inception).

Basic earnings or net loss per share amounts are computed by dividing the net income or loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

Impact of New Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flow.

Revenue Recognition

The Company's revenue recognition policies comply with FASB ASC Topic 605. The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company does not provide unconditional right of return, price protection or any other concessions to its customers.

NOTE 3. GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company is still in development stage and has not created sufficient revenue to cover any operating losses it may incur. The Company has incurred losses since inception resulting in an accumulated deficit of $575,404 as of December 31, 2016 that includes loss of $56,051 for the year ended December 31, 2016. Management's plans include the raising of capital through the equity markets to fund future operations, seeking additional acquisitions, and generating of revenue through our business. However, there can be no assurances the Company will be successful in its efforts to secure additional equity financing and obtaining sufficient revenue producing contracts. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4. RELATED PARTIES TRANSACTIONS

At December 31, 2016 and 2015, the Company has an outstanding payable of $0 and $11,000 to Lyboltd-Daly, Inc. (the company controlled by Joseph Passalaqua, the Company’s former president). The payables are unsecured, non-interest bearing and have no fixed terms of repayment, and therefore are deemed payable on demand.

From 2011 to 2013, the Company entered into 14 Promissory Notes with Cobalt Blue, LLC. (the company controlled by Joseph Passalaqua, the Company’s former president). On December 22, 2012, the entered into a Promissory Note with Joseph Passalaqua (the Company’s former president). The above notes payables are due on demand and carry 8% annual interest rate. On September 21, 2016, the principal and interest payable were converted to 30,000,000 shares of common stock. The related interest expenses are $2,686 and $3,658 for the years ended December 31, 2016 and 2015, respectively.

At December 31, 2016 and 2015, the Company has an outstanding payable of $44,839 and $0 to Yilaime Corporation (the company controlled by Alton Perkins, the Company’s director). The payables are unsecured, non-interest bearing and have no fixed terms of repayment, and therefore are deemed payable on demand

The Company paid $7,500 rent expenses to Yilaime Corporation for the year ended December 31, 2016.

NOTE 5. COMMON STOCK

The Company has 500,000,000, $0.001 par value shares of common stock authorized.

On December 30, 2016, the Company issued 80,000,000 shares to Nationwide Microfinance Limited (“Nationwide”) and 20,000,000 share to AmericaTowne Inc. in accordance with Joint Venture and Operational Agreement for exchange of Nationwide’s shares. Since Nationwide’s shares were not issued on December 31, 2016, the transaction has not been completed and no related accounting entry was booked.

There were 146,583 shares in reserve account as of December 31, 2016 and 2015

NOTE 5. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The cumulative tax effect at the expected rate of 34% of significant items comprising the net deferred tax amount is at December 31, 2016 and 2015 as follows:

	December 31, 2016		December 31, 2015

Deferred tax assets:
Net operating losses	$19,057		$3,859

Total deferred tax assets	19,057		3,859
Less: valuation allowance	(19,057)		(3,859)
Deferred tax assets, net	$-		$-
Reconciliation of Effective Income Tax Rate
	For the Year Ended December 31, 2016		For the Year Ended December 31, 2015

Statutory U.S. tax rate	34.00%		34.00%
Less: valuation allowance	(34.00%	)	(34.00%	)
Effective income tax rate	0%		0%

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